EXHIBIT 99.1

            WAUSAU-MOSINEE PAPER CORPORATION ANNOUNCES
                   THIRD-QUARTER EARNINGS UP 53%

 Mosinee, WI...October 17, 2001... Wausau-Mosinee Paper Corporation (NYSE:WMO) today announced third-quarter net earnings of $7.3 million, or $0.14 per share, up 53 percent from $4.7 million, or $0.09 per share, in the prior year, and up sharply from net income of $2.4 million, or $0.05 per share, in the second quarter of 2001. Third-quarter 2001 earnings included stock incentive credits of $0.01 per share, compared with credits of less than $0.01 per share in the same period last year and expenses of $0.01 per share in the second quarter of 2001.

 Net sales for the 2001 third quarter were $235.0 million, compared with $240.7 million for the same period last year and $231.0 million for the second quarter of 2001.

 Thomas J. Howatt, president and CEO, said: "We are pleased to report improved third-quarter earnings despite the difficult market conditions faced by all three of our business segments. Market pulp and natural gas price declines, improved operating efficiencies and volume gains generated much of the earnings increase."

 Third-quarter gross profit margins, as a percent of net sales, improved to
 13.0 percent from 10.7 percent in 2000 and 10.4 percent in the second quarter of 2001. "Margins improved from the second quarter in all three business segments and from year-earlier levels in all but the Specialty Paper business segment where pricing pressure has been the greatest," explained Mr. Howatt.

 Mr. Howatt pointed out, "The Printing & Writing segment registered the most dramatic improvement, with operating profits more than tripling to $10.4 million from $3.3 million the year before. This improvement was driven by pulp and natural gas price decreases, unit volume gains and strong mill operations. The Towel & Tissue business continued to display strength, as operating earnings were up nearly 10 percent to $8.0 million from $7.2 million. Our marketing efforts to sustain full operations at the Specialty Paper Group in the face of continuing demand softness have also met with success. These volume gains assisted us in reducing our third-quarter operating loss to $1.2 million from $2.7 million in the second quarter and $4.0 million in the first quarter."

 For the first nine months of 2001, net earnings were $4.9 million, or $0.10 per share, compared with a net loss of $400,000, or $0.01 per share, last year. Adjusted for stock incentives and non-recurring items, the Company reported net earnings of $0.13 per share through nine months, compared with net earnings of $0.35 per share last year.

 Mr. Howatt also stated that the Company continues to make significant progress on the aggressive improvement initiatives defined for the Company for the year 2001. "Through nine months, capital spending has been reduced 66% from year-earlier levels and stands at 50% of depreciation. Key components of working capital have been reduced over $35 million since the start of this program in 2000. Coupled with improving earnings, these efforts have allowed us to reduce debt by nearly $60 million from peak levels earlier this year. Our intense product development efforts have also delivered short-term volume gains while positioning us for future growth in strategic areas."

 Commenting on the fourth-quarter outlook, Mr. Howatt said, "Difficult market conditions are expected to persist as we enter the seasonally weak fourth quarter. As a result, we anticipate fourth-quarter earnings will fall below third-quarter levels, but expect full-year earnings to exceed the recently revised analysts' consensus estimate of $0.16 per share."

 Wausau-Mosinee's third quarter conference call is scheduled for 11:00 a.m. EDT on October 18, 2001 and can be accessed through the company's web site at www.wausaumosinee.com under "Investor Information". A replay of the webcast will be available at the same site through October 25, 2001.

 Wausau-Mosinee Paper Corporation is a major producer of fine printing and writing papers and technical specialty papers. The Company also produces and markets "away-from-home" towel and tissue products.

 Safe Harbor under the Private Securities Litigation Reform Act of 1995:
 The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material prices, manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the Company's Form 10-K for the year ended December 31, 2000. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                          (Tables Follow)

 WAUSAU-MOSINEE PAPER CORPORATION
 Interim Report - Quarter-Ended September 30, 2001

 (in thousands, except share amounts)             Three Months          Nine Months
 Consolidated Statements of Income (unaudited) ENDED SEPTEMBER 30,  ENDED SEPTEMBER 30,

                                               2001        2000        2001        2000
 Net Sales                                  $234,975    $240,685    $690,553    $729,505
 Cost of Sales                               204,425     214,848     619,682     642,942
 Restructuring Charge-inventory                    0           0           0         599
      Total Cost of Sales                    204,425     214,848     619,682     643,541
      Gross Profit                            30,550      25,837      70,871      85,964
 Selling & Administrative Expense             15,135      13,952      50,802      47,423
 Restructuring Charge-other                        0           0           0      24,401
      Total                                   15,135      13,952      50,802      71,824
      Operating Profit                        15,415      11,885      20,069      14,140
 Interest Expense                             (3,431)     (3,942)    (11,396)    (11,390)
 Other Income / (Expense), Net                  (484)       (357)       (882)     (2,317)
      Earnings before Income Taxes            11,500       7,586       7,791         433
 Provision for Income Taxes                    4,250       2,840       2,880         810
      Net Earnings (Loss)                     $7,250      $4,746      $4,911      $(377)

      Net Earnings (Loss) Per Share            $0.14       $0.09       $0.10     $(0.01)
      Weighted Average Shares Outstanding 51,500,113  51,332,587  51,452,806 51,382,290

 Condensed Consolidated Balance Sheets (Note 3)             September 30, December 31,
                                                                   2001        2000
 Current Assets                                                $237,690   $256,412
 Property, Plant & Equipment, Net                               642,159    662,204
 Other Assets                                                    30,770     29,815
      Total Assets                                             $910,619   $948,431

 Current Liabilities                                           $113,183   $117,807
 Long-term Debt                                                 213,500    250,465
 Other Liabilities                                              206,915    203,611
 Stockholders' Equity                                           377,021    376,548
      Total Liabilities & Stockholders' Equity                 $910,619   $948,431

 Condensed Consolidated Statements                  Three Months            Nine Months
      of Cash Flow (unaudited)                   Ended September 30,     Ended September 30,
                                                  2001        2000        2001        2000
 Cash Provided by Operating Activities         $36,611     $16,856      $69,607    $48,030
 Capital Expenditures - Net                     (8,339)    (30,868)     (22,590)   (65,898)
 Borrowings (Payments) Under Credit Agreements (25,086)     21,820      (36,965)    30,698
 Dividends Paid                                 (4,377)     (4,365)     (13,120)   (12,849)
 Stock Options Exercised                           126           0        2,422          0
 Purchase of Company Stock                           0        (348)           0       (913)
 Proceeds on Sale of Property, Plant & Equipment   261          71          470        142
 Proceeds on Sale of Swap Agreement              4,132           0        6,382          0
 Other Investing & Financing Activities            (61)        (58)        (180)      (171)
      Net Increase (Decrease) in Cash           $3,267      $3,108       $6,026      $(961)

 Note 1 - In the first quarter of 2000, the Company recorded a pre-tax restructuring charge of $25.0 million in the Specialty Paper Group segment to cover shutdown and asset disposition costs associated with the closure of a paper manufacturing facility in Middletown, Ohio, and a pre-tax charge of $2.7 million for the resignation of the Company's president and CEO.

 Note 2 - Net income includes expenses, or credits, for incentive plans calculated by using the average price of the Company's stock at the close of each fiscal quarter as if all such plans had been exercised that day. For the three months ended September 30, 2001, these plans resulted in after-tax income of $436,000 or $.01 per share, compared to after-tax income of $ 128,000 with no per share effect for the same period last year. Year-to-date, 2001, these plans resulted in after-tax expense of $1,570,000, or $.03 per share, compared to after-tax income of $786,000, or $.02 per share for the same period last year.

 Note 3 - Balance sheet amounts at September 30, 2001, are unaudited. The December 31, 2000, amounts are derived from audited financial statements.

 Note 4 - Interim Segment Information The Company's operations are classified into three principal reportable segments, the Specialty Paper Group, the Printing & Writing Group and the Towel & Tissue Group, each providing different products. Separate management of each segment is required because each business unit is subject to different marketing, production and technology strategies.

      The Specialty Paper Group produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee Wisconsin; and Jay, Maine. The Printing & Writing Group produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin and Groveton, New Hampshire. The Printing & Writing Group also includes two converting facilities which produce wax-laminated roll wrap and related specialty finishing and packaging products, and a converting facility which converts printing and writing grades. The Towel &Tissue Group markets a complete line of towel, tissue, soap and dispensing systems for the "away-from-home" market. The Towel & Tissue Group operates a paper mill in Middletown, Ohio, and a converting facility in Harrodsburg, Kentucky.

         Sales, operating profit, and asset information by segment is as follows:
       (in thousands)                               September 30, December 31,
                                                          2001        2000
       Segment Assets  (Note 3)
          Specialty Paper                                 $376,392   $401,227
          Printing & Writing                               294,228    310,006
          Towel & Tissue                                   181,743    180,857
          Corporate & Unallocated*                          58,256     56,341
                                                          $910,619   $948,431

                                                 Three Months            Nine Months
                                              Ended September 30,     Ended September 30,
                                               2001        2000        2001        2000

 Net Sales External Customers
 (unaudited)
               Specialty Paper               $88,021     $97,891    $263,433   $311,899
               Printing & Writing             97,369      95,299     288,073    288,642
               Towel & Tissue                 49,585      47,495     139,047    128,964
                                            $234,975    $240,685    $690,553    $729,50

 Net Sales - Intersegment (unaudited)
               Specialty Paper                  $119        $205        $353     $1,651
               Printing & Writing              1,740       2,012       6,547      5,685
               Towel & Tissue                      0           0           0         22
                                              $1,859      $2,217      $6,900     $7,358
 Operating Profit (Loss) (unaudited)
               Specialty Paper              $(1,247)      $2,368     $(7,975)   $11,250
               Specialty Paper
                 restructuring charge
                 (Note 1)                         0            0           0    (25,000)
                 Total Specialty Paper       (1,247)       2,368      (7,975)   (13,750)
               Printing & Writing            10,378        3,316      17,808     18,618
               Towel & Tissue                 7,957        7,246      19,809     16,511

 Total Reportable Segment Operating
            Profit                           17,088       12,930      29,642     21,379
               Corporate & Eliminations      (1,673)      (1,045)     (9,573)    (7,239)
               Interest Expense              (3,431)      (3,942)    (11,396)   (11,390)
               Other Income/(Expense), Net     (484)        (357)       (882)    (2,317)
               Earnings Before Income Taxes $11,500       $7,586      $7,791       $433

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
                                        Three Months            Nine Months
 (in thousands, except ton amounts)   Ended September 30,  Ended September 30,
                                      2001        2000        2001        2000

      Depreciation, Depletion and
      Amortization (unaudited)
           Specialty Paper           $6,323      $5,873     $18,951    $17,817
           Printing & Writing         4,227       4,127      12,714     12,313
           Towel & Tissue             4,361       4,080      12,774     12,156
           Corporate and unallocated    340         449       1,191      1,417
                                    $15,251     $14,529     $45,630    $43,703
        Tons Sold (unaudited)

           Specialty Paper           86,453      79,482     238,065    258,748
           Printing & Writing        88,672      84,946     263,779    255,579
           Towel & Tissue            37,480      36,056     104,269     96,634
                                    212,605     200,484     606,113    610,961

 *Industry segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with industry segments.